                                                    Exhibit 99.1
NORTEK NEWS

CONTACT: Richard L. Bready, Chairman
         Richard J. Harris, Vice President
         (401) 751-1600

RELEASE: IMMEDIATE

                      NORTEK Announces proposed offering

                         OF SENIOR SUBORDINATED NOTES

PROVIDENCE, RI, January 29, 2001 - Nortek, Inc. (NYSE: NTK) today announced plans to conduct an offering of approximately $225 million of senior
subordinated notes due 2011.   The notes are expected to be issued and sold
in a private Rule 144A offering to institutional investors.    Nortek
intends to use approximately $218 million of the net proceeds of the offering to redeem its outstanding 9 7/8% senior subordinated notes due
2004 (including the payment of the applicable redemption premium and accrued interest to the estimated date of redemption), and to use any remaining net proceeds for working capital and other general corporate purposes.

Nortek* is a leading international manufacturer and distributor of high-
quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. The Company offers a broad array of products for improving the environments where people live and work. Its products include range hoods and other spot ventilation products, heating and air conditioning systems, wood and vinyl windows and doors, vinyl siding products, indoor air quality systems, and specialty electronic products.

*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based upon the Company's current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements.  Important factors impacting such forward-
looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims.  The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information, please refer to the Company's reports and filings with the Securities and Exchange Commission.

                                 # # #

    NORTEK, INC. 50 KENNEDY PLAZA, PROVIDENCE, RHODE ISLAND 02903-2360
                     401-751-1600 FAX 401-751-4610